AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ZA GROUP, INC.

The following Amended and Restated Articles of Incorporation (these “Articles”) amend and restate the entire text of the Articles of Incorporation of ZA Group, Inc. (the “Corporation”) in their entirety.

ARTICLE I: NAME and PRINCIPAL ADDRESS

The name of the Corporation is ZA Group, Inc. (the “Corporation”) and the principal business address is 6901A North 9th Ave. #659 Pensacola, FL 32504.

ARTICLE II: REGISTERED OFFICE and AGENT

The address of the registered office of the Corporation in the State of Florida is 18851 NE 29th Ave. Suite 1011 Aventura, FL 33180.  The name of the Corporation's registered agent at such address is Jonathan D Leinwand, Esq.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity or which corporations may be organized under the Florida Business Corporation Act (the “FBCA”).

ARTICLE IV: CAPITAL STOCK

The total number of shares of stock the Corporation shall have authority to issue is 1,300,000,000 total shares of capital stock, consisting of 1,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 300,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation (the “Board”) prior to the issuance of any shares thereof.  Holders of a class or series of Preferred Stock shall have the rights, powers, privileges, and preferences as shall be stated in such designation or resolution providing for the issue of such class or series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

As of the date of these Articles, the following series of Preferred Stock have been designated by the Board:

Series A Preferred Stock: 35,000,000 shares

Series C Preferred Stock: 1,000,000 shares

Series D Preferred Stock: 39,000,000 shares

Series E Preferred Stock: 36,071,000 shares

Series F Preferred Stock: 12,000 shares

Series G Preferred Stock: 1,450,000 shares

Series I Preferred Stock: 4,000 shares

Series M Preferred Stock: 20,000,000 shares

Series N Preferred Stock: 5,000,000 shares

The Certificates of Designation for the series of Preferred Stock designated above shall be filed with the Florida Department of State in conjunction with these Articles. Any subsequent designation of any additional series of Preferred Stock shall be filed as an amendment to these Articles with the Florida Department of State.

ARTICLE V: BOARD of DIRECTORS

The business and affairs of the Corporation shall be managed by the Board, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.  The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation, provided, however, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote, which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

ARTICLE VI: AMENDMENTS

The Corporation reserves the right to amend and repeal any provisions contained in this Amended and Restated Articles of Incorporation in the manner prescribed by the laws of the State of Florida.  All rights conferred are granted subject to this reservation.

ARTICLE VII: INDEMNIFICTION

The Corporation shall indemnify any present or former officer or director and shall advance expenses on behalf of any such officer or director, in each case, to the fullest extent permitted by law.